EXHIBIT 10.4.2
Severance Agreement
     This Severance Agreement is entered into as of this 11th day of July, 2006, by and between Middlefield Banc Corp., an Ohio corporation (“Middlefield”), and Jack L. Lester, Vice President (the “Executive”).
     Whereas, recognizing the contributions made and expected to be made by the Executive to the profitability, growth, and financial strength of Middlefield and its subsidiary bank, The Middlefield Banking Company, intending to assure itself of the current and future continuity of management, intending to establish minimum severance benefits for certain officers and other key employees, including the Executive, intending to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a change in control arises, and finally desiring to provide additional inducement for the Executive to remain in the employment of The Middlefield Banking Company, Middlefield entered into a Severance Agreement with the Executive dated as of November 28, 2001,
     Whereas, Middlefield and the Executive have agreed to changes in the terms of the November 28, 2001 Severance Agreement, and Middlefield and the Executive intend that this Severance Agreement supersede and replace in its entirety the November 28, 2001 Severance Agreement, and
     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Middlefield, is contemplated insofar as either of Middlefield or any of its subsidiaries is concerned.
     Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
     1. Severance for Termination after a Change in Control. (a) Involuntary Termination Without Cause or Voluntary Termination for Good Reason Within Two Years after a Change in Control. Middlefield shall make a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s annual compensation if the Executive’s employment with Middlefield and subsidiaries is involuntarily terminated within 24 months after a Change in Control, except for termination under sections 4 or 5 of this Severance Agreement, or if the Executive terminates employment with Middlefield and subsidiaries for Good Reason within 24 months after a Change in Control. Subject to section 18, the payment required under this section 1(a) is payable no later than five business days after the date the Executive’s employment terminates and shall not be reduced to account for the time value of money or discounted to present value. If the Executive terminates employment for Good Reason, the date of termination shall be the date specified by the Executive in the notice of termination. If the Executive is removed from office or if the Executive’s employment terminates before the Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Severance Agreement the removal of the Executive or termination of the Executive’s employment shall be deemed to have occurred after the Change in Control.
     For purposes of this Severance Agreement, annual compensation means (x) the Executive’s annual base salary on the date of the Change in Control or on the date of the Executive’s employment termination (at whichever date the Executive’s current annual base salary is greater, but excluding any compensation earned in the Executive’s capacity as a director), plus (y) any cash bonus earned for the most recent whole calendar year before the year in which the Change in Control occurred or for the most recent whole calendar year before the year in which employment termination occurred (whichever is greater), regardless of whether the bonus is paid in the year earned or in a later calendar year. The term bonus means cash or non-cash bonus or annual cash incentive compensation of the type that is required to be reported as bonus by the Securities and Exchange Commission’s rules governing tabular disclosure of executive compensation, specifically Regulation S-K Item 402 (17 CFR 229.402 (2006), currently Item 402(b)(2)(iii)(B)). For purposes of this Severance Agreement, the term subsidiary means any entity in which Middlefield directly or indirectly beneficially owns 50% or more of the outstanding voting securities.
     (b) Termination by the Executive During a 90-day Period 12 Months after a Change in Control. The Executive shall also be entitled to severance benefits under section 1(a) if the Executive terminates employment for any reason or for no reason during the 90-day period beginning on the date that is 12 months after the Change in Control.
     (c) Additional Severance Benefits. In addition to the severance payment due under paragraph (a) of this section 1, if the Executive is entitled to a lump-sum severance payment under paragraph (a) after employment termination Middlefield shall (x) cause the Executive to become fully vested in any qualified and non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, (y) contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that the Executive is entitled to based upon all W-2 income earned by the Executive for the plan year in which termination occurs, and (z) continue or cause to be continued life, health, and disability insurance coverage substantially identical to the coverage maintained for the Executive before termination. The insurance coverage may cease when the Executive becomes employed by another employer or 24 months after the Executive’s termination, whichever occurs first. At the end of the 24-month period, the Executive shall have the option to continue health insurance coverage at the Executive’s expense for a period not less than the number of months by which the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation period exceeds 24 months. But instead of providing continued life, health, and disability coverage for the Executive, Middlefield may elect to increase the lump-sum amount payable under paragraph (a) of this section 1 by an amount in cash equal to the present value of Middlefield’s projected cost to maintain the Executive’s life, health, and disability coverage for 24 months if under the terms of the life, health, or disability policy coverage maintained by Middlefield it is not possible to continue the Executive’s coverage after termination or if Middlefield determines that continued life, health, or disability coverage would be considered deferred compensation under section 409A of the Internal Revenue Code of 1986.
     2. Definition of Change in Control. For purposes of this Severance Agreement, the term Change in Control means any of the following events occur —
     (a) Merger: Middlefield merges into or consolidates with another corporation, or merges another corporation into Middlefield, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Middlefield immediately before the merger or consolidation. For purposes of this Severance Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity,
     (b) Acquisition of Significant Share Ownership: a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G), is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Middlefield’s voting securities (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Middlefield or a subsidiary),
     (c) Change in Board Composition: during any period of two consecutive years, individuals who constitute Middlefield’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that — for purposes of this paragraph (c) — each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (-) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or
     (d) Sale of Assets: Middlefield sells to a third party substantially all of Middlefield’s assets. For purposes of this Severance Agreement, sale of substantially all of Middlefield’s assets includes sale of the shares or assets of The Middlefield Banking Company alone.
     3. Definition of Good Reason. For purposes of this Severance Agreement, the term Good Reason means the occurrence of any of the following without the Executive’s written consent —
     (a) reduction of the Executive’s base salary, or
     (b) reduction of the Executive’s bonus, incentive, and other compensation award opportunities under Middlefield’s or subsidiary’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by Middlefield or a subsidiary, unless the plan is terminated because of changes in law or loss of tax deductibility to Middlefield for contributions to the plan, or unless the plan is terminated as a matter of policy applied equally to all participants, or
     (c) assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s duties and responsibilities immediately before the Change in Control, or any other action by Middlefield or its successor that results in a material reduction or material adverse change in the Executive’s position, authority, duties, or responsibilities, or failure to nominate the Executive as a director of Middlefield if the Executive shall have been a director immediately before the Change in Control, or
     (d) failure to obtain an assumption of Middlefield’s obligations under this Severance Agreement by a successor to Middlefield, regardless of whether the entity becomes a successor as a result of a merger, consolidation, sale of assets, or other form of reorganization, or
     (e) relocation of Middlefield’s principal executive offices or requiring the Executive to change the Executive’s principal work location to any location that is more than 15 miles from the location of Middlefield’s principal executive offices on the date of this Severance Agreement.
     4. No Benefits After Termination for Cause. (a) Despite anything in this Severance Agreement to the contrary, under no circumstance shall the Executive be entitled to benefits under this Severance Agreement if the Executive’s employment terminates for Cause. For purposes of this Severance Agreement, the term Cause means the Executive shall have committed any of the following acts —
     1) an act of fraud, embezzlement, or theft while employed by Middlefield or a subsidiary, or conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or
     2) gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of Middlefield or a subsidiary; willful or reckless failure by the Executive to adhere to Middlefield’s or subsidiary’s written policies; intentional wrongful damage by the Executive to the business or property of Middlefield or subsidiary, including without limitation its reputation, which in Middlefield’s sole judgment causes material harm to Middlefield or subsidiary; breach by the Executive of fiduciary duties to Middlefield and its stockholders, whether in the Executive’s capacity as an officer or as a director of Middlefield or subsidiary,
     3) removal of the Executive from office or permanent prohibition of the Executive from participating in The Middlefield Banking Company’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

     4) intentional wrongful disclosure of secret processes or confidential information of Middlefield or affiliates, which in Middlefield’s sole judgment causes material harm to Middlefield or affiliates, or
     5) any actions that have caused the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and Middlefield or a subsidiary, or
     6) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Middlefield or affiliates, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees, or
     7) intentional wrongful engagement in any competitive activity. For purposes of this Severance Agreement, competitive activity means the Executive’s participation, without the consent of Middlefield’s board of directors, in the management of any business enterprise if (x) the enterprise engages in substantial and direct competition with Middlefield, (y) the enterprise’s revenues derived from any product or service competitive with any product or service of Middlefield or a subsidiary amounted to 10% or more of the enterprise’s revenues for its most recently completed fiscal year, and (z) Middlefield’s revenues from the product or service amounted to 10% of Middlefield’s revenues for its most recently completed fiscal year. A competitive activity does not include mere ownership of securities in an enterprise and the exercise of rights appurtenant thereto, provided the Executive’s share ownership does not represent practical or legal control of the enterprise. For this purpose, ownership of less than 5% of the enterprise’s outstanding voting securities shall conclusively be presumed to be insufficient for practical or legal control, and ownership of more than 50% shall conclusively be presumed to constitute practical and legal control.
     (b) For purposes of this Severance Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Middlefield. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Middlefield shall be conclusively presumed to be in good faith and in the best interests of Middlefield. For purposes of this Severance Agreement, the term subsidiary means any entity in which Middlefield directly or indirectly beneficially owns 50% or more of the outstanding voting securities.
     (c) Termination for Cause Can Occur Solely by Formal Board Action. The Executive shall not be deemed to have been terminated for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three-fourths (3/4) of the directors of Middlefield then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (x) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause and (y)

specify the particulars thereof. Notice of that meeting and the proposed determination of Cause shall be given to the Executive a reasonable amount of time before the board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive’s or beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause, and they shall have the right to contest the validity or propriety of the board’s determination of Cause even if that right does not exist under any employment agreement of the Executive.
     5. No Benefits after Termination Because of Death or Disability. Despite anything in this Severance Agreement to the contrary, under no circumstance shall the Executive be entitled to benefits under this Severance Agreement if the Executive dies while actively employed by Middlefield or a subsidiary or if the Executive becomes totally disabled while actively employed by Middlefield or a subsidiary. For purposes of this Severance Agreement, the term totally disabled means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as Middlefield or subsidiary may have with the Executive relating to death or disability, not by this Severance Agreement.
     6. Term of Agreement. The initial term of this Severance Agreement shall be for a period of three years, commencing July 11, 2006. On the first anniversary of the July 11, 2006 effective date of this Severance Agreement and on each anniversary thereafter this Severance Agreement shall be extended automatically for one additional year, unless Middlefield’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Severance Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Severance Agreement mean the initial term and extensions of the initial term. Unless terminated earlier, this Severance Agreement shall terminate when the Executive attains age 65. If the board of directors decides not to extend the term of this Severance Agreement, this Severance Agreement shall nevertheless remain in force until its term expires.
     7. This Severance Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Severance Agreement is not a management or employment agreement and (y) nothing in this Severance Agreement shall give the Executive any rights or impose any obligations to continued employment by Middlefield or any subsidiary or successor of Middlefield.
     8. Payment of Legal Fees. Middlefield is aware that after a Change in Control management could cause or attempt to cause Middlefield to refuse to comply with its obligations under this Severance Agreement, or could institute or cause or attempt to cause Middlefield to institute litigation seeking to have this Severance Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Severance Agreement. In these circumstances, the purpose of this Severance Agreement would be frustrated. It is Middlefield’s intention that the Executive not be required to incur the expenses associated with the enforcement of rights under this Severance Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Middlefield’s intention that the Executive not be forced to negotiate settlement of rights under this Severance Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) Middlefield has failed to comply with any of its obligations under this Severance Agreement, or (y) Middlefield or any other person has taken any action to declare this Severance Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Middlefield irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Middlefield’s expense as provided in this section 8, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Middlefield or any director, officer, stockholder, or other person affiliated with Middlefield, in any jurisdiction. Despite any existing or previous attorney-client relationship between Middlefield and any counsel chosen by the Executive under this section 8, Middlefield irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and Middlefield and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Middlefield on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. Middlefield’s obligation to pay the Executive’s legal fees under this section 8 operates separately from and in addition to any legal fee reimbursement obligation Middlefield may have with the Executive under any separate severance or other agreement. Despite any contrary provision of this Severance Agreement however, Middlefield shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].
     9. Withholding of Taxes. Middlefield may withhold from any benefits payable under this Severance Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.
     10. Successors and Assigns. (a) This Severance Agreement Is Binding on Middlefield’s Successors. This Severance Agreement shall be binding upon Middlefield and any successor to Middlefield, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Middlefield by purchase, merger, consolidation, reorganization, or otherwise. But this Severance Agreement and Middlefield’s obligations under this Severance Agreement are not otherwise assignable, transferable, or delegable by Middlefield. By agreement in form and substance satisfactory to the Executive, Middlefield shall require any successor to all or substantially all of the business or assets of Middlefield expressly to assume and agree to perform this Severance Agreement in the same manner and to the same extent Middlefield would be required to perform if no such succession had occurred.

     (b) This Severance Agreement Is Enforceable by the Executive’s Heirs. This Severance Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.
     (c) This Severance Agreement Is Personal in Nature and Is Not Assignable. This Severance Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Severance Agreement or any rights or obligations under this Severance Agreement except as expressly provided in this section 10. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 10, Middlefield shall have no liability to pay any amount to the assignee or transferee.
     11. Notices. Any notice under this Severance Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Middlefield at the time of the delivery of the notice, and properly addressed to Middlefield if addressed to the board of directors, Middlefield Banc Corp., 15985 East High Street, Middlefield, Ohio, 44062-0035 Attention: Corporate Secretary.
     12. Captions and Counterparts. The headings and subheadings used in this Severance Agreement are included solely for convenience and shall not affect the interpretation of this Severance Agreement. This Severance Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
     13. Amendments and Waivers. No provision of this Severance Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and by Middlefield. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Severance Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     14. Severability. The provisions of this Severance Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Severance Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.
     15. Governing Law. The validity, interpretation, construction, and performance of this Severance Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

     16. Entire Agreement. This Severance Agreement constitutes the entire agreement between Middlefield and the Executive concerning the subject matter. No rights are granted to the Executive under this Severance Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Severance Agreement. This Severance Agreement supersedes and replaces in its entirety the November 28, 2001 Severance Agreement between Middlefield and the Executive, and from and after the date of this Severance Agreement the November 28, 2001 Severance Agreement shall be of no further force or effect.
     17. No Mitigation Required. Middlefield hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after termination and (y) to measure the amount of damages the Executive suffers as a result of termination. Additionally, Middlefield acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, Middlefield further acknowledges that the payment of benefits by Middlefield under this Severance Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Severance Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.
     18. Internal Revenue Code Section 409A. Middlefield and the Executive intend that their exercise of authority or discretion under this Severance Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments or benefits under this Severance Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Severance Agreement to the contrary the Executive will not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Severance Agreement does not satisfy the requirements of section 409A, such provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Severance Agreement. If any provision of this Severance Agreement would subject the Executive to additional tax or interest under section 409A, Middlefield shall reform the provision. However, Middlefield shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Middlefield shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Severance Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

     In Witness Whereof, the parties have executed this Severance Agreement as of the date first written above.

Executive	Middlefield Banc Corp.

By:
Jack L. Lester	Its:	Thomas G. Caldwell President and Chief Executive Officer